Exhibit 10.2

AIRCRAFT PURCHASE AGREEMENT

This AIRCRAFT PURCHASE AGREEMENT (this “Agreement”) is entered into and effective on the 3rd day of November 2015, by and between SPROUTS FARMERS MARKETS HOLDINGS, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Purchaser”), and CJ LEASING SERVICES LLC, a limited liability company organized and existing under the laws of  California (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns the Aircraft described and referred to herein;

WHEREAS, Purchaser desires to purchase the Aircraft from Seller; and

WHEREAS, Purchaser and Seller now desire to enter into this Agreement for the purpose of setting forth all of the terms and conditions pursuant to which Purchaser shall buy and accept and Seller shall cause the sale and delivery of the Aircraft.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I.  DEFINITIONS

1.1	The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Airframe, the Engines, the Parts, the Ancillary Items, and the Aircraft Documents.

“Aircraft Documents” means a current and valid United States Standard Airworthiness Certificate, and all logbooks, manuals, and maintenance records pertaining to the Airframe, or the Engines that are in Seller’s possession.

“Airframe” means that certain Cessna 525C aircraft bearing U.S. registration number N601FM, and manufacturer’s serial number 525C0148, together with any and all Parts incorporated or installed in or attached thereto.

“Ancillary Items” means all equipment of whatever nature including without limitation engine covers and loose equipment that is associated with the Airframe or the Engines and that is in Seller’s possession.

“Business Day” means any day of the year in which banks are not authorized or required to close in New York City, New York.

“Cape Town Treaty” means collectively the Convention on International Interests in Mobile Equipment, the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, the Regulations for the International Registry, and the International Registry Procedures, together with all other rules, amendments, supplements, and revisions thereto.

“Closing” means the consummation of the purchase and sale transaction contemplated by this Agreement.

“Closing Date” has the meaning ascribed to the term in Section 3.1.

“Delivery Location” means Scottsdale, Arizona or another mutually agreed-upon location within the 48 contiguous United States.

“Delivery Receipt” means an Aircraft Delivery Receipt in the form of Exhibit A attached hereto.

“Engines” means two (2) Williams FJ44-4A engines bearing manufacturer’s serial numbers 211308 and 211309, together with any and all Parts incorporated or installed in or attached thereto.

“Escrow Agent” means Insured Aircraft Title Service, Inc.

“Escrow and Title Search Fee” means the amount of five thousand, five hundred United States Dollars (USD$5,500), inclusive of International Registry search and registration charges other than fees and charges for a Party to register as a Transacting User Entity which shall be borne by such Party.

“Event of Default” has the meaning ascribed to the term in Section 7.5.1.

“FAA” means the Federal Aviation Administration.

“FAA Bill of Sale” means an FAA Aeronautical Center Form 8050-2 Aircraft Bill of Sale, a copy of which is attached hereto as Exhibit B.

“FAA Civil Aviation Registry” means the FAA Civil Aviation Registry, Aircraft Registration Branch, Mike Monroney Aeronautical Center, 6500 South MacArthur Boulevard, Oklahoma City, Oklahoma 73169.

“International Registry” means the International Registry of Mobile Assets established pursuant to the Cape Town Treaty.

“Lien” means any lien, mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any engine or parts interchange, loan, lease, or pooling agreement.

“Lien Holder” means any person, corporation, limited liability company or other entity possessing a Lien interest in the Aircraft.

“Lien Release” means a document in form acceptable to Purchaser which, when filed in the records of the FAA Civil Aviation Registry, will cause a recorded Lien affecting the Aircraft to be terminated and released.

“Parties” means Purchaser and Seller collectively.

“Parts” means all appliances, components, parts, avionics, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than a complete Engine or engine) incorporated or installed in or attached to the Airframe or any Engine.

“Party” means a party to this Agreement.

“Professional User” and “Professional User Entity” have the meanings ascribed to the terms in Section 2.1.6 of the Registry Regulations.

“Purchase Price” means the amount of Seven Million Five Hundred Thousand United States Dollars (US$7,500,000.00).

“Registry Regulations” means the Regulations for the International Registry, which may be obtained online through the International Registry’s website at https://www.internationalregistry.aero.

“Transacting User” and “Transacting User Entity” have the meanings ascribed to the terms in Section 2.1.11 of the Registry Regulations.

“Warranty Bill of Sale” means the form of Warranty Bill of Sale attached hereto as Exhibit C.

ARTICLE II.  AGREEMENT TO BUY AND SELL

2.1

Agreement to Sell and Buy.  For and in consideration of the Purchase Price, and subject to the terms and conditions set forth herein, Seller hereby agrees to sell and deliver the Aircraft to Purchaser, and Purchaser hereby agrees to purchase and accept delivery of the Aircraft from Seller.

2.2

Escrow Agent.  The Parties hereby agree to appoint Escrow Agent as document holder and stakeholder for the sale and purchase of the Aircraft.  Purchaser and Seller shall each pay one-half (½) of the Escrow and Title Search Fees.

ARTICLE III.  CLOSING AND CLOSING PROCEDURES

3.1

Date and Time of Closing.  The Closing shall occur at or about 10:00 a.m. PST on the 3rd Business Day after Purchaser confirms that the pre-closing deliveries specified in Section 3.2 below have been delivered, unless another date and time shall be mutually agreed upon by the Parties (such date being the “Closing Date”).

3.2	Pre-Closing Deliveries.
3.2.1

Prior to the Closing, Escrow Agent shall prepare and deliver to Purchaser and Seller title reports for the Airframe and each Engine, which reports shall include relevant information from both the FAA Civil Aviation Registry and the International Registry.

3.2.2	Prior to the Closing, Seller shall deliver to the Escrow Agent an undated, but otherwise fully executed, FAA Bill of Sale, and Warranty Bill of Sale.
3.2.3	Prior to the Closing, Seller shall cause each Lien Holder, if any, to deliver each of the following to the Escrow Agent:
3.2.3.1	An undated, but otherwise fully executed Lien Release which, when filed in the FAA Civil Aviation Registry, will cause such Lien Holder’s Lien on the Aircraft to be terminated and released.

3.2.3.2	A written statement indicating the total amount in United States Dollars that must be paid to such Lien Holder to secure the release and termination of such Lien Holder’s Lien.
3.2.3.3	Wiring instructions for payment of such amount.
3.2.4	Prior to the Closing, Purchaser shall deliver each of the following to the Escrow Agent:
3.2.4.1	An undated Delivery Receipt for the Aircraft, undated but otherwise fully executed (except that hours, landings and cycle data may be left blank).
3.2.4.2	Funds in an amount equal to the sum of the Purchase Price.
3.2.5	Prior to the Closing, Seller shall position the Aircraft at the Delivery Location.
3.2.6

If requested by Purchaser under Section 3.6.1, prior to the Closing, Seller and Purchaser shall each register as a Transacting User Entity with the International Registry and shall each appoint an Administrator; and the Administrator for each of Seller and Purchaser shall appoint the Escrow Agent as their Professional User Entity with the International Registry for purposes of registering contracts of sale regarding the Airframe and each Engine in favor of Purchaser, and any other related actions.

3.3	Conditions Precedent to Seller’s Obligations. Seller’s obligation to sell and deliver the Aircraft to Purchaser on the Closing Date shall be subject to the following conditions precedent:
3.3.1	At the time of Closing, Purchaser shall not be in breach or default of any of Purchaser’s obligations arising under this Agreement.
3.3.2	At the time of Closing, all of Purchaser’s representations set forth in Section 4.2 shall be true and accurate.
3.3.3

Prior to the Closing, Purchaser shall have delivered to the Escrow Agent an undated, but otherwise fully executed Delivery Receipt (except that hours, landings and cycle data may be left blank), and the Purchase Price.

3.3.4

If requested by Purchaser under Section 3.6.1, prior to the Closing, Purchaser shall have registered as a Transacting User Entity with the International Registry and shall have appointed an Administrator; and Purchaser’s Administrator shall have appointed the Escrow Agent as Purchaser’s Professional User Entity with the International Registry.

3.3.5

Purchaser shall, at its cost, be permitted to carry out a pre-purchase inspection of the Aircraft , the scope of which shall be limited to an Aircraft and records survey, a borescope of the engines and a test flight (collectively, the “Inspection”) to be conducted at Cessna Citation Service Center, Mesa, Arizona or other mutually acceptable inspection facility (“Inspection Facility”).  All expenses for the Inspection including the direct costs of the test flight (which shall equal the actual fuel cost and direct crew charges subject to the limits on the amount of reimbursements as set forth by FAR 91.501) shall be at the Purchaser’s sole expense.  During any test flight, care, custody, command and control of the Aircraft shall at all times remain with Seller, through Seller’s pilot or a pilot that is acceptable to Seller, in Seller’s sole discretion.  The Inspection shall be completed within 10 business days of the date first above written (unless another date and time shall be mutually agreed upon by the Parties).   Purchaser shall notify Seller of its acceptance or rejection no later than 24 hours following the completion of the Inspection. Provided that Purchaser timely provides its acceptance of the Aircraft (“Technical Acceptance”) then Seller shall be responsible for the cost of the correction of all airworthiness discrepancies identified during the Inspection by the Inspection Facility (“Discrepancies”), unless otherwise agreed upon in writing between the Purchaser and Seller.  The parties hereto agree that any items which are not Discrepancies shall be the sole responsibility of Purchaser.

3.4

Conditions Precedent to Purchaser’s Obligations.  Purchaser’s obligation to purchase and accept delivery of the Aircraft from Seller on the Closing Date shall be subject to the following conditions precedent:

3.4.1	At the time of Closing, Seller shall not be in breach or default of any of Seller’s obligations arising under this Agreement.
3.4.2	At the time of Closing, all of Seller’s representations set forth in Section 4.1 shall be true and accurate.
3.4.3	Prior to the Closing, Seller shall have delivered to the Escrow Agent an undated, but otherwise fully executed, FAA Bill of Sale, and Warranty Bill of Sale.
3.4.4

Prior to the Closing, Seller shall have caused each Lien Holder to deliver to the Escrow Agent an undated, but otherwise fully executed Lien Release, together with a written statement indicating the total amount in United States Dollars that must be paid to such Lien Holder to secure the release and termination of such Lien Holder’s Lien, and wiring instructions for payment of such amount.

3.4.5

If requested by Purchaser under Section 3.6.1, prior to the Closing, Seller shall have registered as a Transacting User Entity with the International Registry and shall have appointed an Administrator; and Seller’s Administrator shall have appointed the Escrow Agent as Seller’s Professional User Entity with the International Registry.

3.4.6	Seller shall repair at its cost, all Discrepancies reported by the Inspection Facility.
3.5

Closing.  Subject to the condition that all the Conditions Precedent set forth in Section 3.3 and Section 3.4 have been satisfied or waived, at the date and time of the Closing determined in accordance with Section 3.1, the Parties shall perform the following actions, all of which collectively shall constitute the Closing:

3.5.1

Seller shall deliver the Aircraft to Purchaser at the Delivery Location at Seller’s expense. The Aircraft shall be in an airworthy condition, with no known damage history other than as disclosed to Purchaser.  All aircraft systems must be functioning within normal limits and current on its maintenance with all airworthiness directives and mandatory service bulletins accomplished at a certified Cessna Aircraft Service Center.  If applicable, Seller shall also deliver assign and transfer any and all manufacture warranty contracts and maintenance and service programs relating to the Aircraft or any equipment applicable thereto to the extent that such warranties and programs are assignable, including, without limitation, any ProParts or TAP Elite account balances.

3.5.2	Purchaser shall accept delivery of the Aircraft from Seller at the Delivery Location.
3.5.3

Seller and Purchaser shall commence a conference call with Escrow Agent, and each Lien Holder if applicable, during which Seller, Purchaser and such Lien Holder, as applicable, shall instruct the Escrow Agent to perform the following tasks:

3.5.3.1

Seller shall instruct the Escrow Agent to date and file the FAA Bill of Sale in the FAA Civil Aviation Registry; to discharge any registration with the International Registry by Seller of any international interest in the Aircraft; and to consent on behalf of Seller to Purchaser’s registration with the International Registry of an international interest in the Aircraft.

3.5.3.2

Purchaser shall instruct the Escrow Agent to register an international ownership interest in the Aircraft in favor of Purchaser; to release to any Lien Holder that portion of the Purchase Price necessary to secure the release and termination of each Lien Holder’s Lien in the Aircraft which exists as of the Closing Date; to date (and fill in any missing hours, landings and cycle data with date provided by Purchaser and Seller) and deliver the Delivery Receipt to Seller; and to release to Seller the Purchase Price, less the sum of (i) any amounts paid to any Lien Holders, and (ii) one-half of the Escrow and Title Search Fee which shall be retained by Escrow Agent.

3.5.3.3

Lien Holder, if any, shall instruct the Escrow Agent to date and file such Lien Holder’s respective Lien Release; provided, however, that a Lien Holder need not participate in the Closing conference call if such Lien Holder has provided to Escrow Agent written instructions authorizing Escrow Agent to date and file such Lien Holder’s respective Lien Release at the time of the Closing.

3.6	International Registry Matters.
3.6.1

If requested by the Purchaser in writing at least ten (10) Business Days prior to Closing, Seller shall apply to the International Registry for approval as a Transacting User Entity, and at or after the Closing Seller shall either provide its consent, or shall designate Escrow Agent as Seller’s Professional User Entity for the purpose of providing consent, to the registration by Purchaser of a contract of sale evidencing the transfer of title to the Aircraft to Purchaser.

3.6.2

Purchaser shall have no right to, and hereby agrees that it will not, register, consent to or allow any third party to register any contract of sale, prospective contract of sale, international interest or prospective international interest under the Cape Town Treaty with respect to the airframe or the Engines on the Aircraft until after the Closing has been completed in accordance with the provisions of Section 3.5 and title to the Aircraft has been conveyed to Purchaser.

3.6.3

In the event that any contract of sale, prospective contract of sale, international interest or prospective international interest has been filed or registered against the Aircraft by Purchaser or any person claiming by, through, under or in connection with Purchaser in breach of Section 3.6.2, Purchaser shall discharge or cause the discharge of any such filing or registration immediately after written notice from Seller or the Escrow Agent to Purchaser.  Purchaser agrees that Seller shall have all of the rights available to it under law or in equity, including the right of specific performance, to enforce Purchaser’s performance of its obligations hereunder.  Notwithstanding anything in this Agreement to the contrary, Purchaser agrees to be responsible for and upon demand to indemnify Seller for and to hold Seller harmless from and against any and all claims, demands, liabilities, damages, losses and judgments (including legal fees and all expenses) arising out of any breach by Purchaser of any of its obligations under this Section 3.6.  This indemnity obligation shall survive the termination of this Agreement for any reason.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

4.1	Seller’s Representations and Warranties. Seller hereby represents and warrants as follows:
4.1.1

Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of California, possessing perpetual existence as a legal entity, having the capacity to sue and be sued in its own name, having full power, legal right and authority to carry on its business as currently conducted, and to execute, deliver and perform the provisions of this Agreement.

4.1.2

The execution, delivery, and performance by Seller of its obligations under this Agreement, and the sale of the Aircraft, have been duly authorized by all necessary action on behalf of Seller and do not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which Seller is a party.

4.1.3	The person executing this Agreement on behalf of Seller has full power and authority to do so.
4.1.4	This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.
4.1.5	Seller owns exclusive, legal, beneficial, good, and marketable title to the Aircraft, free and clear of all Liens.
4.1.6	At the time of the Closing, Seller shall convey to Purchaser exclusive, legal, beneficial, good, and marketable title to the Aircraft, free and clear of all Liens whatsoever.
4.2	Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants as follows:
4.2.1

Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, possessing perpetual existence as a legal entity, having the capacity to sue and be sued in its own name, having full power, legal right and authority to carry on its business as currently conducted, and to execute, deliver and perform the provisions of this Agreement.

4.2.2

The execution, delivery, and performance by Purchaser of its obligations under this Agreement, and the acquisition of the Aircraft, have been duly authorized by all necessary action on behalf of Purchaser and do not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which Purchaser is a party.

4.2.3	The person executing this Agreement on behalf of Purchaser has full power and authority to do so.
4.2.4	This Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

ARTICLE V. DISCLAIMER AND LIMITATION OF LIABILITY

5.1

PURCHASER ACKNOWLEDGES THAT THE AIRCRAFT IS BEING SOLD AND DELIVERED TO PURCHASER IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION, AND THAT ALL DELIVERY CONDITIONS SPECIFIED IN THIS AGREEMENT SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT AS OF THE CLOSING.  SELLER DOES NOT MAKE, GIVE, OR EXTEND, AND PURCHASER HEREBY DISCLAIMS AND RENOUNCES, ANY AND ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, WHETHER ARISING IN LAW, IN EQUITY, IN CONTRACT, OR IN TORT, AND INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, AIRWORTHINESS, DESIGN, CONDITION, OR FITNESS FOR A PARTICULAR USE.  IN NO EVENT MAY EITHER PARTY BE HELD LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND.

ARTICLE VI.TAXES AND EXPENSES

6.1

Taxes.  Neither the Purchase Price of the Aircraft nor any other payments to be made by Purchaser under this Agreement includes, and Purchaser shall be responsible for, shall indemnify and hold harmless Seller against, and shall pay promptly when due, or shall provide Seller an appropriate certificate or affidavit in form and substance acceptable to Seller asserting and representing that Purchaser is entitled to an applicable exemption, exception, or exclusion from, any and all sales taxes, use taxes, retail taxes, excise taxes, or other taxes, duties, and fees of any and every kind or nature whatsoever that may be imposed on Purchaser, Seller, or both, by any federal, national, state, county, local, or other governmental authority, as a result of the sale or delivery of the Aircraft to, or the purchase, use, storage or other consumption of the Aircraft by, Purchaser, except solely for any taxes attributed to Seller’s income.  Purchaser’s obligations under this Section 6.1 shall survive delivery and acceptance of the Aircraft.

6.2

Transaction Costs and Expenses. Except as otherwise expressly set forth herein, each Party shall be solely responsible for its own transactions costs and expenses associated with the transactions contemplated by this Agreement.

ARTICLE VII.  MISCELLANEOUS

7.1

Termination Without Cause.  This Agreement may be terminated without cause at any time before the Closing only by the mutual written agreement of Seller and Purchaser.  The rights of the Parties upon such termination shall be set forth in the mutual written agreement of Seller and Purchaser.

7.2

Continuing Obligations.  Each Party shall take, or cause to be taken, such actions, and will execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and will do, or cause to be done, all such actions as are necessary, convenient, proper, or advisable, prior to, in conjunction with, and after the Closing, to effectuate the transactions contemplated in this Agreement.

7.3

Risk of Loss.  Seller shall bear all risk of loss, damage, or destruction of the Aircraft occurring prior to the Closing.  Purchaser shall bear all risk of loss, damage, or destruction of the Aircraft occurring subsequent to the Closing.  Notwithstanding any contrary provision of this Agreement, if at any time prior to the Closing the Aircraft is destroyed or damaged beyond economic repair, as determined by Seller and Purchaser in their mutual, reasonable discretion, this Agreement shall terminate and neither Party shall have any further obligation to the other.

7.4	Defaults and Remedies.
7.4.1	Events of Default. If any one or more of the following events of default (each an “Event of Default”) shall occur, then this Agreement may, at the option of the Party not in default, be terminated:
7.4.1.1	If Purchaser shall default in the due and punctual payment of any sum due to Seller, which default shall continue for three (3) days after Seller’s delivery of written notice of default.
7.4.1.2

If either Party shall default in the performance of any of the provisions contained in this Agreement, which default shall continue for ten (10) days after receipt of written notice of default by the defaulting Party.

7.4.1.3

If either Party shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt, or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statutes, law or regulation, or shall seek or consent to or acquiesce in, the appointment of any trustee, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

7.4.1.4

If a petition shall be filed against either Party seeking any reorganization, composition, readjustment, liquidation or similar relief under any present or future statute, law or regulation, and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, receiver or liquidator of either Party is appointed, which appointment shall remain unvacated, or unstayed for an aggregate of sixty (60) days (whether or not consecutive).

7.4.2

Purchaser’s Remedies.  Upon the occurrence of an Event of Default by Seller, and provided Purchaser is not then in breach or default of this Agreement, Purchaser shall have the option to terminate this Agreement by written notice to Seller, and Seller shall reimburse Purchaser for its costs directly related to the Inspection.

7.4.3

Seller’s Remedies.  Upon the occurrence of an Event of Default by Purchaser, and provided Seller is not then in breach or default of this Agreement, Seller shall have the option to terminate this Agreement by written notice to Purchaser and Escrow Agent.

7.4.4

Exclusive Remedies.  Upon an Event of Default, the termination of this Agreement and payment of obligations expressly stated in this Agreement are intended to be exclusive of any other remedy existing at law or in equity or by statute or otherwise. Purchaser shall file no lien or contract of sale for the Aircraft on the International Registry prior to Closing and in no event may either Party bring an action for specific performance or damages in excess of obligations expressly stated in this Agreement, provided this limitation of damages shall not apply to a breach of Seller’s representations set forth in Section 4.1.5, 4.1.6 or the Warranty Bill of Sale.

7.5

Amendments.  The provisions of this Agreement may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by both parties hereto.

7.6

Severability.  Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7

Assignment.  Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided that Purchaser may, at any time, assign its rights or delegate its obligations hereunder to a subsidiary of Purchaser.

7.8	Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and assigns.
7.9

Headings and References.  The division of this Agreement into sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.10

Counterparts.  This Agreement may be fully executed in two (2) or more separate counterparts by each of the Parties hereto, both such counterparts together constituting but one and the same instrument.  Such counterparts may be exchanged via facsimile transmission (or similar electronic means) provided that immediately following such transmission, each Party shall forward an executed original copy of the counterpart to the other Party by first class mail or courier.

7.11

Notices.  All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Purchaser:	Sprouts Farmers Markets Holdings, LLC
c/o Sprouts Famers Market, Inc.
5455 E. High Street #111
Phoenix, AZ 85054
Attn: General Counsel
Fax: (480) 339-5997

If to Seller:	CJ LEASING SERVICES LLC
8193 Run of the Knolls
San Diego, CA 92127
Attn: Mr. Shon Boney

with a copy to:	Procopio, Cory, Hargreaves & Savitch LLP
12544 High Bluff Drive, Suite 300
San Diego, CA 92130
Attn: Eli Mansour
Tel: (858) 720-6336
Fax: (858) 523-4310

If to Escrow
Agent:	Insured Aircraft Title Service, Inc.
4848 S.W. 36th Street
Oklahoma City, OK 73179
Attn: Kirk Woford
Tel: (405) 681-6663

Seller shall provide to Purchaser a copy of all communications, declarations, demands, consents, directions, approvals, instructions, requests and notices sent by Seller to Escrow Agent, and Purchaser shall provide to Seller a copy of all communications, declarations, demands, consents, directions, approvals, instructions, requests and notices sent by Purchaser to Escrow Agent.

7.12

Attorney Fees.  In the event it becomes necessary to enforce the terms of this Agreement by litigation or otherwise, the prevailing Party shall be entitled to recover its reasonable attorney fees and court costs, including any such fees or costs arising from subsequent appeals and efforts to execute on any judgment.

7.13

Non-Waiver.  Any failure at any time of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of such Party to enforce such provision at any subsequent time.

7.14

Entire Agreement.  The Parties agree that the terms and conditions of this Agreement constitute the entire agreement between the Parties.  This Agreement supersedes all prior agreements between the Parties, express or implied.

7.15

Brokers Fees and Expenses.  Seller agrees to indemnify and hold Purchaser harmless from and against any claims made by any broker or other party claiming an interest in the Aircraft or the Purchase Price arising from an actual or alleged relationship or agreement with Seller.  Purchaser agrees to indemnify and hold Seller harmless from and against any claims made by any broker or other party claiming an interest in the Aircraft or the Purchase Price arising from an actual or alleged relationship or agreement with Purchaser.

7.16

Force Majeure.  Seller shall not be liable for any failure of or delay in the delivery of the Aircraft to Purchaser, for the period that such failure or delay is due to acts of god or the public enemy; war, insurrection or riots; fires, governmental actions; strikes or labor disputes; inability to obtain Aircraft materials, accessories, equipment, or parts from the vendors; or any other cause beyond Seller’s absolute control.  Upon the occurrence of any such event, the time require for performance by Seller of its obligations arising under this Agreement shall be extended by a period equal to the duration of such event.

7.17	Time is of the Essence. Time shall be of the essence for all events contemplated hereunder.
7.18

Agreement Negotiated.  The parties to this Agreement are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Agreement.  The parties agree that no presumptions relating to the interpretation of contracts against the drafter of any particular clause should or may be applied in this case and, therefore, waive their effects.

7.19

Confidentiality.  The terms and conditions of this Agreement, and all writings, discussions, and negotiations in connection with the transaction contemplated by this Agreement (including, without limitation, the fact that discussions and negotiations have been conducted by the parties), shall remain strictly confidential and shall not be disclosed by either party, without the prior written consent of the other party, except that (1) each party shall be entitled to disclose the terms and conditions of this Agreement to such party’s attorneys, accountants, consultants, and other advisors performing services for such party with respect to or affected by the transaction contemplated by this Agreement; and (2) Purchaser shall be entitled to publicly disclose the terms and conditions of this Agreement as may be required in its parent company’s filings with the Securities and Exchange Commission, or as otherwise required by applicable laws, rules or regulations.

7.20

1031 Exchange.  Seller and/or Purchaser may intend to exchange other aircraft of like kind for the Aircraft within the meaning of Section 1031 of the Internal Revenue Code, as amended, and hereby reserve the right to assign their respective rights and interests, but not their obligations, hereunder to a qualified intermediary as provided in Reg. 1.1031 (k)-1(g)(4) on or before the Closing Date and the other party hereby consents to any such assignment. The Parties shall cooperate in order to complete a qualifying like kind exchange, provided that the other Party shall incur no additional liability, cost or expense to do so.

ARTICLE VIII.  GOVERNING LAW AND DISPUTES

8.1

Governing Law.  This Agreement has been negotiated and delivered in the State of California and shall in all respects be governed by, and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance, without giving effect to its conflicts of law provisions.

8.2

Jurisdiction and Venue.  Exclusive jurisdiction and venue over any and all disputes between the Parties arising under this Agreement shall be in, and for such purpose each Party hereby submits to the jurisdiction of, the state and federal courts serving the State of California.

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IN WITNESS WHEREOF, the undersigned Parties have caused this Aircraft Purchase Agreement to be executed, delivered and effective as of the date first above written.

Seller:

CJ LEASING SERVICES LLC

By:	/s/ Shon Boney
Print:	Shon Boney
Title:	Manager

Purchaser:

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:	/s/ Amin Maredia
Print:	Amin Maredia
Title:	CEO

[Signature Page to Aircraft Purchase Agreement]

CONSENT AND JOINDER

Purchaser and Seller have appointed Escrow Agent as document holder and stakeholder for the sale and purchase of the Aircraft, and the Escrow Agent accepts such appointment for and in consideration of the Escrow and Title Search Fee. The Parties acknowledge that the Escrow Agent is acting as a document holder and stakeholder only, its duties being purely ministerial, at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent or trustee for either of the Parties, and that the Escrow Agent shall not be liable to either of the Parties for any act or omission unless it involves willful misconduct or gross negligence on its part.  Purchaser and Seller shall each pay one-half (½) of the Escrow and Title Search Fee.

The undersigned does hereby consent to and join in the foregoing Agreement hereby agreeing to act as Escrow Agent in accordance with the provisions of the Agreement applicable to the Escrow Agent.

Insured Aircraft Title Service, Inc.

By:	/s/ Kirk Woford
Print:	Kirk Woford
Title:	President

[Signature Page to Aircraft Purchase Agreement]